Exhibit 10.16

AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT dated as of September 29, 2020, is entered into between APRÈS-DEMAIN DIAGNOSTICS INC. (formerly known as Genepoc Inc.), a corporation incorporated under the laws of Canada (“Seller”), MERIDIAN BIOSCIENCE CANADA INC., a corporation incorporated under the laws of British Columbia (“Buyer”), APRÈS-DEMAIN SA (formerly known as APRÈS-DEMAIN HOLDING SA), in its capacity of Shareholders’ Representative, and MERIDIAN BIOSCIENCE, INC.

RECITALS

WHEREAS on April 29, 2019, a share purchase agreement (as amended by that Amendment to Share Purchase Agreement dated June 3, 2019, the “Purchase Agreement”) was entered into between the Seller, Meridian Bioscience Canada Inc. (a predecessor by amalgamation of Buyer), the Shareholders solely for the purpose of Sections 5.03, 8.01 and 10.05 thereof, Après-Demain SA (formerly known as Après-Demain Holding SA) solely in its capacity of Shareholders’ Representative, and Meridian Bioscience, Inc., solely for the purpose of Sections 2.06, 2.07 and 8.02 thereof, pursuant to which Meridian Bioscience Canada Inc. (a predecessor by amalgamation of Buyer) agreed to purchase, on the Closing Date (as such term is defined in the Purchase Agreement) and the Seller agreed to sell, all of the shares held by Seller in the share capital of Genepoc Canada Inc. (defined in the Purchase Agreement as the “Company”) as of the Closing Date;

WHEREAS Meridian Bioscience Canada Inc. (a predecessor by amalgamation of Buyer) and the Company amalgamated on June 3, 2019, to continue as the Buyer;

WHEREAS by Section 10.05 of the Purchase Agreement, Après-Demain SA was appointed as “Shareholders’ Representative” whereby it can act as “agent, proxy and attorney-in-fact for” each Shareholder in order, among other matters, “(b) to execute and deliver on behalf of such Shareholder any amendment or waiver hereto, (c) to take all other actions to be taken by or on behalf of such Shareholder in connection herewith”;

WHEREAS by Section 10.10 of the Purchase Agreement, the Purchase Agreement “may only be amended, modified or supplemented by an agreement in writing signed by Buyer, Seller and Shareholders’ Representative”;

WHEREAS pursuant to Sections 2.05(a) and 2.05(b) of the Purchase Agreement, the Buyer agreed to make two (2) payments to the Seller under the Promissory Note (as such term is defined in the Purchase Agreement), subject to the Buyer’s satisfaction of certain conditions, including (i) a Premarket Notification Submission (as such term is defined in the Purchase Agreement) by Buyer or the Company or any of their Affiliates related to the GI Panel Assay (as such term is defined in the Purchase Agreement) on or before September 30, 2020, and (ii) a Premarket Notification Submission (as such term is defined in the Purchase Agreement) by Buyer or the Company or any of their Affiliates related to the RI Panel Assay (as such term is defined in the Purchase Agreement) on or before March 31, 2021 (together, the “Regulatory Milestones”);

WHEREAS the Buyer and the Seller have agreed to certain changes to the Regulatory Milestones, and have agreed to extend the due dates of the Regulatory Milestones and to adjust any payments due to Buyer under Sections 2.05(a) and 2.05(b) as set forth herein;

WHEREAS Schedule 2 to the Purchase Agreement provides, among other things, a description of the RI Panel Assay including the description of the assay specifications relating to the RI Viral Panel under development by the Seller;

WHEREAS the Seller and the Buyer have also reached an agreement to revise the RI Viral Panel as described on Schedule 2 to the Purchase Agreement; and

WHEREAS the parties hereto therefore wish to amend the Purchase Agreement as of and from the date hereof in order to reflect, amongst others, the above mentioned agreements as well as other changes arising therefrom or related thereto.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Amendment No. 2 (as defined below), all defined terms shall have the meanings ascribed thereto in the Purchase Agreement, unless otherwise defined herein.

ARTICLE 2

AMENDMENT TO PURCHASE AGREEMENT

2.1	Amendment to Article I - Definitions

(i)    Two additional definitions shall be added to Article I of the Purchase Agreement which state the following:

“Amendment No. 2” means the Amendment No. 2 to Share Purchase Agreement dated September 29, 2020 by and between Seller, Buyer, Shareholders’ Representative and Meridian ParentCo.”

“FDA Clearance” means a clearance issued by the FDA respectively for the GI Panel Assay or the GI Panel Assay, after review and approval of the Premarket Notification Submission of the GI Panel Assay or the RI Panel Assay, as applicable, under Section 510(k) of the U.S. Food, Drug and Cosmetic Act and 21 CFR § 807.100 et seq., or any equivalent clearance that may replace this clearance.”

(ii)    The definitions “Regulatory Milestone Plan” and “Commercially Reasonable Efforts” are hereby deleted and replaced by the following:

“Commercially Reasonable Efforts” shall mean, for the purposes of Section 2.07, with respect to the efforts and resources to be expended, or considerations to be undertaken, by Buyer and its Affiliates such reasonable, diligent and good faith continuous efforts and resources, consistent with applicable Laws, as a fully integrated diagnostic and life science company of a similar size and with similar revenues as Buyer and its Affiliates would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the marketing, manufacture, seeking and obtaining regulatory approval, or commercialization of any product or product candidate, such efforts and resources shall be consistent with those efforts and resources commonly used by such a fully integrated diagnostic and life science company under similar circumstances for a similar product or product candidate owned by it, or to which it has similar rights, which product or product candidate is at a similar stage in its development or product life and is of similar market potential (taking into account all relevant factors, including: (i) issues of efficacy, safety, and expected and actual approved instructions for use, (ii) the expected and actual competitiveness of alternative products sold by third parties or Meridian ParentCo or any of its Affiliates in the marketplace, (iii) the expected and actual product performance, (iv) the expected and actual patent and other proprietary position of the product(s) or product candidate(s), (v) the likelihood and difficulty of obtaining regulatory approval given the regulatory structure involved, (vi) pending, actual or threatened legal proceedings with respect to the product(s) or product candidate(s), (vii) input from regulatory experts and any guidance or developments from the FDA, Health Canada or similar Governmental Authority affecting the data required in order to make a Premarket Notification Submission, or to obtain clearance from the FDA under Section 510(k) of the U.S. Food, Drug and Cosmetic Act or to obtain similar clearance from or approval by any other Governmental Authority, (viii) compliance with Healthcare Laws, (ix) the expected and actual profitability and return on investment of the product(s) or product candidate(s) taking into consideration, among other factors (x) third party costs and expenses incurred in the development of such product, (y) royalty, milestone and other payments owed based on the commercialization of such product (but not taking into account any amounts owed under this Agreement), and (z) expected and actual pricing and reimbursement relating to the product(s) or product candidate(s)), provided, in any event, that (i) with respect to the objective related to the Regulatory Earnout, the preparation for and the filing of the Premarket Notification Submissions for the GI Panel Assay and RI Panel Assay, shall be made consistent with the exercise of Buyer’s prudent scientific judgment, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of efforts Buyer would normally devote to its own Premarket Notification Submissions for its product at a similar stage in its product life as the GI Panel Assay and the RI Panel, taking into account scientific, regulatory factors, and the safety and efficacy of the GI Panel Assay and RI Panel Assay, all based on conditions prevailing at the time such efforts are due, but provided that the Covid 19 pandemic for the period through the date of this Amendment No. 2 only, shall not be taken into account in order to determine if the Buyer or its Affiliates took their Commercially Reasonable Efforts and shall not be an element justifying the fact that the Regulatory Milestone may eventually not be met, and (ii) with respect to the objective related to the Gross Sales Earnout and Gross Margin Target, the application by Buyer, consistent with the exercise of its business judgement, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of efforts Buyer would normally devote to its own branded product of comparable commercial value at a similar stage in its product life as the Specified Products, taking into account competitive market conditions in the diagnostics solutions area, all based on conditions prevailing at the time such efforts are due. For greater certainty and without limiting the generality of the preceding, the parties agree that the fact that the design and development of the Revogene platform (the “Redesign Work”) and assays set forth in Schedule 1.01, which the Seller represents to be of a sufficient level of development to be completed on or before July 31, 2019, shall not be taken into account to determine if the Buyer complied with its obligations to make its Commercially Reasonable Efforts to achieve the First Regulatory Milestone or Second Regulatory Milestone or to maximize the Gross Sales Earnout if the delay or failure is related to the fact that the Redesign Work is not completed by July 31, 2019.”

“Regulatory Plan” has the meaning set forth in Section 2.05(d).”

All references to “Regulatory Milestone Plan” in the Purchase Agreement shall now refer to the “Regulatory Plan.”

2.2	Replacement of Schedule 2 of the Purchase Agreement

Schedule 2 to the Purchase Agreement is hereby deleted in its entirety and replaced by the revised and amended Schedule 2 attached hereto. All references to Schedule 2 in the Purchase Agreement, including in the definitions of GI Panel Assay and RI Panel Assay shall refer to the revised and amended Schedule 2 attached to this Amendment No. 2.

2.3	Amendment of Section 2.02

Section 2.02 of the Purchase Agreement is hereby deleted in its entirety and replaced by the following:

“2.02    Purchase Price.

(a)        The aggregate purchase price for the Purchased Shares (the “Purchase Price”) shall be (i) Fifty Million Dollars ($50,000,000), subject to the adjustment set forth in Section 2.08 hereof (the “Base Cash Payment”) plus (ii) Fourteen Million Dollars ($14,000,000) subject to the adjustment set forth in Section 2.05 (the “Regulatory Earnout”, together with the Base Cash Payment, the “Base Purchase Price”), plus (iii) the Gross Sales Earnout which shall be paid (if at all) pursuant to Section 2.06(a).

(b)        The Base Purchase Price shall be payable as follows:

(i)        by the payment of the Base Cash Payment, as adjusted pursuant to Section 2.08(a), less the Holdback Amount, at the Closing, by wire transfer of immediately available funds, as set forth in Section 2.04(a)(i) and Section 2.04(a)(ii); and

(ii)        by the issuance, to the Seller, at the Closing of a non-interest bearing term promissory note in the form attached hereto as Exhibit E in the amount of the Regulatory Earnout (the “Promissory Note”), as amended in accordance with Section 2.3 of this Amendment No. 2 to Share Purchase Agreement.”

2.4	Amendment of Section 2.05(a)

Section 2.05(a) of the Purchase Agreement is hereby deleted in its entirety and replaced by the following:

“(a)     An amount equal to Four Million Dollars ($4,000,000.00) (the “First Regulatory Milestone Payment”) shall be due and payable by the Buyer under the Promissory Note, following FDA Clearance of the GI Panel Assay, provided that such FDA Clearance of the GI Panel Assay occurs on or before September 30, 2022 (the “First Regulatory Milestone”). Buyer shall pay Seller this amount, if the First Regulatory Milestone is met, within thirty (30) days of receipt by Buyer or any of its Affiliates of such FDA Clearance; provided, however that in the event the First Regulatory Milestone is not met, the capital amount of the Promissory Note shall be deemed reduced by an amount equal to the First Regulatory Milestone Payment as of October 1st, 2022. Seller and Buyer agree that the September 30, 2022 date for the First Regulatory Milestone is a firm and definitive date, and such date shall not be further extended under any circumstances; and”

2.5	Amendment of Section 2.05(b)

Section 2.05(b) of the Purchase Agreement is hereby deleted in its entirety and replaced by the following:

“(b)    Another amount equal to Ten Million Dollars ($10,000,000) (the “Second Regulatory Milestone Payment”) shall be due and payable by the Buyer under the Promissory Note, following FDA Clearance of the RI Panel Assay, provided that such FDA Clearance of the RI Panel Assay occurs on or before September 30, 2022 (the “Second Regulatory Milestone”). Buyer shall pay Seller this amount, if the Second Regulatory Milestone is met, within thirty (30) days of receipt by Buyer or any of its Affiliates of such FDA Clearance; provided, however that in the event the Second Regulatory Milestone is not met, the capital amount of the Promissory Note shall be deemed reduced by an amount equal to the Second Regulatory Milestone Payment as of October 1st, 2022; further provided, that in the event that neither the First Regulatory Milestone nor the Second Regulatory Milestone are met, the Promissory Note shall be deemed cancelled and of no further effect as of October 1st, 2022. Seller and Buyer agree that the September 30, 2022 date for the Second Regulatory Milestone is a firm and definitive date, and such date shall not be further extended under any circumstances.”

2.6	Deletion of Section 2.05(c)

Section 2.05(c) of the Purchase Agreement is hereby deleted in its entirety and shall be of no further force and effect.

2.7	Replacement of Schedule 4 of the Purchase Agreement

Schedule 4 to the Purchase Agreement is hereby deleted in its entirety and replaced by the revised and amended Schedule 4 attached hereto. All references to Schedule 4 in the Purchase Agreement shall refer to the revised and amended Schedule 4 attached to this Amendment No. 2.

2.8	Amendment of Section 2.05(d)

Section 2.05(d) of the Purchase Agreement is hereby deleted in its entirety and replaced by the following:

“(d) A non-binding plan for the achievement of the First Regulatory Milestone and Second Regulatory Milestone developed in good faith by Buyer and Seller is attached hereto as Schedule 4 (the “Regulatory Plan”). Buyer hereby warrants and represents that as of the date of this Amendment No. 2 it has no knowledge of any fact or circumstances that is reasonably likely to make the Regulatory Plan as revised pursuant to this Amendment No. 2 unachievable by Buyer to meet the First Regulatory Milestone and the Second Regulatory Milestone. During the period beginning as of the date of this Amendment No. 2 and ending upon the full payment or cancellation of the Promissory Note, Buyer shall provide Seller with quarterly reports detailing Buyer’s progress towards achievement of the First Regulatory Milestone and Second Regulatory Milestone in accordance with the Regulatory Plan or any revised Regulatory Plan, as applicable, in substantially the form and content as set forth on Exhibit B attached hereto. If Buyer’s report indicates a material departure from the Regulatory Plan, the report shall also include a revised non-binding Regulatory Plan developed by Buyer in good faith and describing Buyer’s good faith plan for achieving the First Regulatory Milestone and Second Regulatory Milestone despite the material departure from the original Regulatory Plan. For the avoidance of doubt and without limiting the other obligations of Buyer and its Affiliates under this Agreement, Buyer’s failure or inability to comply with the Regulatory Plan attached hereto or as revised shall not be deemed a breach of Buyer’s obligations under this Agreement provided that if the Regulatory Plan is not met as a result of the Covid-19 pandemic Buyer shall provide information available to Buyer as reasonably requested by the Seller to assess the impact of the Covid-19 pandemic on the achievement of the First Regulatory Milestone and/or Second Regulatory Milestone. ”

2.9	Amendment to Section 2.07(c)

Section 2.07(c) of the Purchase Agreement is hereby deleted in its entirety and replaced by the following:

“(c)    In order to maximize the possibility for the achievement and full payment of the Regulatory Earnout, in accordance with Section 2.05 above, from the Closing Date until the satisfaction or cancellation of the Promissory Note the Buyer undertakes and covenants in favor of the Seller and acknowledges that the Seller is relying upon such undertakings and covenants to complete the transactions:

(i)    to, and cause its Affiliates (including, without limitation, the Company) to operate its business in Commercially Reasonable Efforts with respect to achievement of the Regulatory Earnout; provided, however, the obligation of Buyer to use or cause its Affiliates to use Commercially Reasonable Efforts shall not be deemed a guarantee or assurance of kind that the Regulatory Earnout will be earned or paid;

(ii)    not to change the specifications of the RI Panel Assay and the GI Panel Assay set forth in Schedule 2, respectively, unless such change is required to secure the approval of any Governmental Authority and approved by Seller;

(iii)    to use commercially reasonable efforts to secure all financings necessary for the operation of Meridian ParentCo;

(iv)    not to and to cause Meridian ParentCo not to initiate any voluntary proceedings under applicable bankruptcy and insolvency laws and similar laws affecting creditors’ rights generally;

(v)    not to proceed with the sale, assignment, lease or exchange of all or substantially all of the assets of the Company as of the date hereof to a third party not affiliated with the Buyer or its Affiliates without Seller’s consent, which consent will not be unreasonably withheld, conditioned or delayed (it being acknowledged that the Company and Buyer intend to amalgamate on or shortly after Closing), and provided the acquiring third party undertakes to be bound by the terms of this Agreement related to the Regulatory Milestones, including to the payment of the Regulatory Milestones, in a form acceptable to the Buyer acting reasonably; for greater certainty any Affiliates of the Company who intends to dispose of all or substantially all of the assets of the Company as of the date hereof will be bound by the same obligation as set forth in this paragraph;

(vi)     to keep as a priority of the development plan for the Revogene platform of the Buyer and its Affiliates the GI Panel Assay and the RI Panel Assay and not prioritize any other assays than these assays for use with the Revogene platform before the earlier of the date a FDA Clearance is issued for both the GI Panel Assay and the RI Panel Assay or October 1, 2022; and

(vii)     not to substitute the GI Panel Assay or the RI Panel Assay for other assays or combine the RI Panel Assay or the GI Panel Assay with other assays unless otherwise mutually agreed;

provided that, in the event that any transaction or restriction set forth in this Section 2.07(c) occurs or is breached, the Buyer shall pay to the Seller the full amount of the Regulatory Earnout within ten (10) Business Days following any such occurrence.

2.10	Amendment of Section 10.02

Section 10.02 shall be amended in order to delete the reference to Après-Demain Holding SA for a reference to Après-Demain SA.

Section 10.02 shall be amended in order to delete the reference to the address of Après-Demain SA at Rue du Levant 146, Campus “après-demain” 1920 Martigny, Switzerland for a reference to “Chemin Messidor 5-7, Forum “après-demain”, 1006 Lausanne, Switzerland.

2.11	Amendment and Restatement of Promissory Note

The Promissory Note executed at Closing is hereby amended and restated in the form of Exhibit A to this Amendment No. 2. Seller will execute and deliver to Buyer such amended and restated Promissory Note contemporaneously with the execution of this Amendment No. 2.

2.12	Effect of Amendment

Except with respect to the modifications expressly implemented in accordance herewith, the contents of this Amendment No. 2 shall not in any way be interpreted as modifying the terms and conditions of the Purchase Agreement and it contains no other modification, whether implicit or ancillary and no other change in any other respect.

ARTICLE 3

GENERAL

3.1	Shareholders Representative

The Shareholders’ Representative represents and warrants to the Buyer and to Meridian Bioscience, Inc. that (i) it has not renounced or otherwise terminated the mandate given to it in the Purchase Agreement to represent the Shareholders as set forth in the Purchase Agreement and (ii) it has not received any notice from any Shareholder that such Shareholder has or will renounce the mandate given by it in the Purchase Agreement to the Shareholders’ Representative, and that accordingly the Shareholders’ Representative has the right to bind the Shareholders for the purposes set forth in this Amendment No. 2.

3.2	Further Assurances

Each of the parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as another party may reasonably require in connection with this Amendment No. 2 to effectively carry out or better evidence or perfect the full intent and meaning of this Amendment No. 2.

3.3	Successors, Assigns and Assignment

This Amendment No. 2 will enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. This Amendment No. 2 may not be assigned by any party other than in compliance with and concurrently with the Purchase Agreement.

3.4	Amendments and Waivers

No amendment of this Amendment No. 2 or further amendment to the Purchase Agreement shall be valid or binding unless set forth in writing and duly executed by all parties hereto. No waiver of any breach of any provision of this Amendment No. 2 shall be effective or binding unless made in writing and signed by the party purporting to give same and, unless otherwise provided, will be limited to the specific breach waived.

3.5	Governing Law and Forum

(a)     This Amendment No. 2 shall be governed by and construed in accordance with the internal laws of the Province of Quebec and the federal laws of Canada applicable therein and shall be treated in all respects, as a Quebec contract.

(b)    Any legal suit, action or proceeding arising out of or based upon this Amendment No. 2 shall be heard and determined by the courts of the province of Quebec, district of Montreal.

3.6	Severability

If any provision of this Amendment No. 2 is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

3.7	Counterparts

This Amendment No. 2 may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original but all of which taken together shall be deemed to constitute one and the same agreement. A facsimile transmission of this Amendment No. 2 bearing a signature on behalf of a party shall be legal and binding on such Party.

3.8	Language

The parties hereto acknowledge that they have required that this Amendment No. 2 and all related documents be drawn up in English. Les parties aux présentes reconnaissent avoir exigé que le présent amendement et tous les documents connexes soient rédigés en anglais.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

APRÈS-DEMAIN DIAGNOSTICS INC.

By: /s/ Patrice Allibert
Name:	Patrice Allibert
Title:	President and CEO

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

MERIDIAN BIOSCIENCE CANADA INC.

By: /s/ Jack Kenny
Name: Jack Kenny
Title: Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERIDIAN PARENTCO:

MERIDIAN BIOSCIENCE, INC.

By: /s/ Jack Kenny
Name: Jack Kenny
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHAREHOLDER’S REPRESENTATIVE:

APRÈS-DEMAIN SA

By: /s/ Thierry Mauvernay
Name:	Thierry Mauvernay
Title:	President